Exhibit 99.2

FOR IMMEDIATE RELEASE

October 21, 2010

John W. Gerdelman Appointed to the Owens & Minor Board of Directors

Richmond, VA — BUSINESSWIRE — Owens & Minor, Inc., (NYSE-OMI) announced today that its board of directors has appointed John W. Gerdelman to serve on the Owens & Minor board, effective October 21, 2010. Gerdelman, 58, is expected to be nominated as a director for election by the shareholders at the April 2011 Annual Meeting of Owens & Minor’s shareholders. Gerdelman currently serves as president of Long Lines Limited, a telecommunications provider serving business and residential customers in Northwest Iowa.

Before joining Long Lines, Gerdelman was executive chairman and co-founder of Intelliden Corporation, a network solutions provider. Intelliden was acquired by IBM in 2010. From April 2002 through December 2003, Gerdelman, as president and chief executive officer of Metromedia Fiber Networks, led the successful bankruptcy reorganization of the company, which is now known as AboveNet, Inc.; he also chaired Looking Glass Networks, which was acquired by Level 3 Communications. From January 2000 through March 2002, Gerdelman was a managing member of Mortonsgroup, LLC, a partnership that invests in early stage technology companies. From April through December 1999, Gerdelman was president and chief executive officer of USA.Net Inc., a web-based electronic messaging services provider. Previously, Gerdelman was an executive vice president at MCI Corporation, a company he served for more than 15 years.

“John brings a wealth of business management and technology experience to the Owens & Minor board,” said G. Gilmer Minor, III, chairman of the Owens & Minor board of directors. “We welcome his entrepreneurial expertise in information systems, and we will benefit from his wisdom and judgment as we invest in the future.”

Gerdelman currently serves as non-executive chairman of the board of Overture Networks, a Carrier Ethernet solutions provider. He also serves on the boards of directors of Brocade Communications Systems, Inc., a storage area network company; Proxim Wireless Corp., a broadband municipal network provider; and Sycamore Networks, Inc., a technology company that empowers networks, as well as U.S. Inspect, a leading, privately held, national property inspection company. Gerdelman also serves on the board of visitors of the College of William and Mary.

Before launching his business career, he served for seven years in the U.S. Navy as a naval aviator after graduating with a Bachelor of Science degree in chemistry from the College of William and Mary. He currently lives in Williamsburg, Virginia.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact: Trudi Allcott, Director, Investor & Media Relations, Owens & Minor; 804.723.7555; truitt.allcott@owens-minor.com

Source: Owens & Minor